Exhibit 12.2
                              ALABAMA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1997 and the twelve months ended June 30, 1998
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                                                                                                                          Twelve
                                                                                                                         Months
                                                                                                                        Ended
                                                                                                                     June 30,
                                                             =====================================================================
                                                                1993        1994         1995         1996        1997         1998
                                                             ---------------------------------------Thousands of Dollars-----------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                            $608,050   $ 594,669    $628,304    $627,627    $ 645,449    $725,694
      Federal and state income taxes                          167,021     242,569     186,856     191,167      222,956     261,354
      Deferred income taxes, net                               34,467     (32,536)     32,047      16,715      (12,879)    (24,174)
      Deferred  investment  tax credits                        (2,106)         (4)        (75)          -            -           -
      AFUDC - Debt funds                                        3,016       3,590       7,109       6,517        4,855       3,972
                                                             --------   ---------    --------     -------   ----------   ---------
         Earnings  as defined                                $810,448   $ 808,288    $854,241    $842,026    $ 860,381   $ 966,846
                                                             ========   =========    ========    ========   ==========   =========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                              $186,779   $ 180,182    $183,199    $171,689    $ 169,536    $ 178,672
   Interest  on interim  obligations                            3,760       5,939      16,917      20,617       22,787       19,262
   Amort of debt disc, premium  and expense, net                8,999       9,655      20,270       9,520        9,657       34,739
   Other interest  charges                                     35,475      19,909      27,064      34,227       57,799       70,661
                                                             --------   ---------     -------  ----------   ----------   ----------
         Fixed charges as defined                             235,013     215,685     247,450     236,053      259,779      303,334
Tax  deductible   preferred  dividends                          1,830       1,605       1,605       1,605        1,589        1,405
                                                             --------   ---------     -------  ----------   ----------   ----------
                                                              236,843     217,290     249,055     237,658      261,368      304,739
                                                             --------   ---------     -------  ----------   ----------   ----------
Non-tax  deductible  preferred  dividends                      27,729      24,630      25,464      24,997       12,997        9,140
Ratio  of net income  before  taxes to net income            x  1.530   x   1.549   x   1.564  x    1.522   x    1.538     x  1.556
                                                             --------   ---------    --------   ---------   ----------   ----------
Pref  dividend  requirements  before  income  taxes            42,425      38,152      39,826      38,045       19,989       14,222
                                                             --------   ---------    ---------  ---------   ----------   ----------
Fixed  charges  plus  pref  dividend  requirements           $279,268   $ 255,442    $288,881    $275,703    $ 281,357    $ 318,961
                                                             ========   =========    ========   =========   ==========    =========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                             2.90        3.16       2.96         3.05        3.06          3.03


Note:  The above  figures  have  been  adjusted  to  give  effect  to  Alabama
 Power Company's  50% ownership  of  Southern
 Electric  Generating  Company.
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